DEVELOPMENT SERVICES AGREEMENT

     AGREEMENT made as of May 1, 1998 by and between PECAN MANOR
APARTMENTS PARTNERSHIP, a Louisiana Partnership In Commendam (the
Partnership) and M. Riemer Calhoun, Jr. (the Developer).

                                RECITALS

     1.	The Partnership was formed to acquire, construct,
develop, improve, maintain, own, operate, lease, dispose of and otherwise deal with an apartment complex located in Natchitoches, Louisiana (the Apartment Complex).

     2. 	The Apartment Complex, following the completion of
construction, is expected to constitute a qualified low income housing project (as defined in Section 42(g)(1) of the Code).

     3. 	The Developer has provided and will continue to provide
certain services with respect to the Apartment Complex during the development and construction thereof.

     4. 	In consideration for such services, the Partnership has
agreed to pay to the Developer a fee computed in the manner stated herein.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Defined Terms

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified below:

     Completion Date shall mean the date upon which (i) the Apartment Complex shall have been completed as evidenced by the issuance by the inspecting architect and by each governmental agency having jurisdiction, of certificates of substantial completion or occupancy (or local equivalents) with respect to all apartment units in the Apartment Complex, and (ii) each such apartment unit shall have been placed in service after rehabilitation thereof.

     Permanent Mortgage Commencement shall mean the first date on which all of the following shall have occurred with respect to the Apartment Complex: (a) Completion Date; (b) the principal amount and maturity date of the permanent mortgage loan shall have been finally determined; (c) amortization of the permanent mortgage loan shall have commenced, and (d) repayment in full of the construction financing and discharge of the construction mortgage and all other liens related thereto.

     State means Louisiana.

     Section 2. Development Services

     (a) 	The Developer shall oversee the development and
construction of the Apartment Complex, and shall perform the services and carry out the responsibilities with respect to the Apartment Complex as are set forth herein, and such additional duties and responsibilities as are reasonably within the general scope of such services and responsibilities and are designated from time to time by the general partners of the Partnership (the General Partners) on behalf of the Partnership.

     (b)	The Developer's services shall be performed in the name
and on behalf of the Partnership and shall consist of the duties set forth in the following subparagraphs of this Section 2(b) and as provided elsewhere in this Agreement; provided, however, that if the performance of any duty of the Developer set forth in this Agreement is beyond the reasonable control of the Developer, the Developer shall nonetheless be obligated to (i) use its best efforts to perform such duty and (ii) promptly notify the Partnership that the performance of such duty is beyond its reasonable control. The Developer has performed or shall perform the following:

     (i) Negotiate and cause to be executed in the name and on behalf of the Partnership agreements for architectural, engineering, testing or consulting services for the Apartment Complex, and any agreements for the construction of any improvements or tenant improvements to be constructed or installed by the Partnership or the furnishing of any supplies, materials, machinery or equipment therefor, or any amendments thereof, provided that no agreement shall be executed nor binding commitment made until the terms and conditions thereof and the party with whom the agreement is to be made shall have on approved by the Partnership unless the terms, conditions, and parties comply with guidelines issued by the General Partners concerning such agreements;

     (ii) Assist the Partnership in dealing with neighborhood groups, local organizations, abutters and other parties interested in the development of the Apartment Complex;

     (iii) Assist the Partnership in identifying sources of construction financing for the Apartment Complex and negotiate the terms of such financing with lenders;

     (iv) Establish and implement appropriate administrative and financial controls for the design and construction of the Apartment Complex, including but not limited to:

     (A)  coordination and administration of the Apartment
Complex architect, the general contractor, and other contractors, professionals and consultants employed in connection with the design of the Apartment Complex;

     (B) administration of any construction contracts on behalf of the Partnership;

     (C) participation in conferences and the rendering of such advice and assistance as will aid in developing economical, efficient and desirable design and construction procedures;

     (D) the rendering of advice and recommendations as to the selection procedures for and selection of subcontractors and suppliers;

     (E) the review and submission to the Partnership for approval of all requests for payments under any architectural agreement, general contractor's agreement, or any loan agreements with any lending institutions providing funds for the benefit of the Partnership for the design or construction of any improvements;

     (F) the submission of any suggestions or requests for changes which could in any reasonable manner improve the design, efficiency or cost of the Apartment Complex;

     (G) applying for and maintaining in full force and effect any and all governmental permits and approvals required for the lawful construction of the Apartment Complex;

     (H) compliance with all terms and conditions applicable to the Partnership or the Apartment Complex Contained in any governmental permit or approval required or obtained for the lawful construction of the Apartment Complex, or in any insurance policy affecting or covering the Apartment Complex, or in any surety bond obtained in connection with the Apartment Complex;

     (I) furnishing such consultation and advice relating to the construction and development of the Apartment Complex as may be reasonably requested from time to time by the Partnership;

     (J) keeping the Partnership fully informed on a regular basis of the progress of the design and construction of the Apartment Complex, including the preparation of such reports as are provided for herein or as may reasonably be requested by the Partnership;

     (K) giving or making the Partnership's instructions, requirements, approvals and payments provided for in the agreements with the Apartment Complex architect, general contractor, and other contractors, professionals and consultants retained for the Apartment Complex; and

     (L) at the Partnership's expense, filing on behalf of, and as the attorney fact for, the Partnership, any notices of completion required or permitted to be filed upon the completion of any improvements and taking such actions as may be required to obtain any certificates of occupancy or equivalent documents required to permit the occupancy of dwelling units and other space in the Apartment Complex.

     (v) Assist the Partnership in obtaining access to utilities and required zoning approvals;

     (vi) Inspect the progress of the course of construction of the Apartment Complex, including verification of the materials and labor being furnished to and on such construction so as to be fully competent to approve or disapprove requests for payment made by the Apartment Complex architect and the general contractor, or by any other parties with respect to the design and construction of the Apartment Complex, and in addition to verify that the same is being carried out substantially in accordance with the plans and specifications approved by the Partnership or, in the event that the same is not being so carried out, to promptly so notify the Partnership;

     (vii) If requested to do so by the Partnership, perform on behalf of the Partnership all obligations of the Partnership with respect to the design and construction of the Apartment Complex contained in any loan agreement or security agreement entered into in connection with any financing for the Apartment Complex, or in any lease or rental agreement relating to space in the Apartment Complex, or in any agreement entered into with any governmental body or agency relating to the terms and conditions of such construction, provided that copies of such agreements have been provided by the Partnership to the Developer or the Partnership has otherwise notified the Developer in writing of such obligations;

     (viii) To the extent requested to do so by the Partnership, prepare and distribute to the Partnership a critical path schedule, and periodic updates thereto as necessary to reflect any material changes, but in any event not less frequently than quarterly, other design or construction cost estimates as required by the Partnership, and financial accounting reports, including monthly progress reports on the quality, progress and cost of construction and recommendations as to the drawing of funds from any loans arranged by the Partnership to cover the cost of design and construction of the Apartment Complex;

     (ix) Assist the Partnership in obtaining and maintaining insurance coverage for the Apartment Complex, the Partnership and its employees during the development phase of the Apartment Complex in accordance with an insurance schedule approved by the Partnership, which insurance shall include general public liability insurance covering claims for personal injury, including but not limited to bodily injury, or property damage, occurring in or upon the Property or the streets, passageways, curbs and vaults adjoining the Property. Such insurance shall be in a liability amount approvals by the Partnership;

     (x) During the construction and development period of the Apartment Complex, comply with all applicable present and future laws, ordinances, orders, rules, regulations and requirements (hereinafter called laws) of all Federal, state and municipal government courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction in the county in which the Apartment Complex is located or any other body exercising functions similar to those of any of the foregoing, or any insurance carriers providing any insurance coverage for the Partnership or the Apartment Complex, which may be applicable to the Apartment Complex or any part thereof. Any such compliance undertaken by the Developer on behalf of and in the name of the Partnership, in accordance with the provisions of this Agreement, shall be at the Partnership's expense. The Developer shall likewise ensure that all agreements between the Partnership and independent contractors to comply with all such applicable laws;

     (xi) Assemble and retain all contracts, agreements and other records and data as may be necessary to carry out the Developer's functions hereunder. Without limiting the foregoing, the Developer will prepare, accumulate and furnish to the General Partners and the appropriate governmental authorities, as necessary, data and information sufficient to identify the market value of improvements in place as of each real property tax lien date, and will make application for appropriate exclusions from the capital costs of the Apartment Complex for purposes of real property ad valorem taxes;

     (xii) Coordinate and administer the design and construction of all interior tenant improvements to the extent required under any leases or other occupancy agreements to be constructed or furnished by the Partnership with respect to the initial leasing of space in the Apartment Complex, whether involving building standard or non building standard work;

     (xiii) Use its best efforts to accomplish the timely completion of the Apartment Complex in accordance with the approved plans and specifications and the time schedules for such completion approved by the Partnership;

     (xiv) At the direction of the Partnership, implement any decisions of the Partnership made in connection with the design, development and construction of the Apartment Complex or any policies and procedures relating thereto, exclusive of leasing activities; and

     (xv) Perform and administer any and all other services and responsibilities of the Developer which are set forth in any other provisions of this Agreement or, which are requested to be performed by the Partnership and are within the general scope of the services described herein.

     Section 3. Obligation to Complete Construction and to Pay
Development Costs

     The Developer shall complete the construction of the Apartment Complex or cause the same to be completed in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property including refrigerators and ranges, all in accordance with the drawings and specifications forming a part of the construction contract. The Developer shall be obligated to pay any costs or expenses, incurred by the Partnership to fund any Apartment Complex construction, development or other costs and expenses in excess of (i) the funds available to the Partnership for the payment thereof through the later to occur Completion Date/Permanent Mortgage Commencement or the date of the admission of an investment limited partner to the Partnership and (ii) the proceeds of such investment limited partner's capital contribution to the Partnership (together, the Designated Proceeds). Any funds provided by the Developer pursuant to this
Section 3 shall not be reimbursed by the Partnership, nor create any liability on behalf of the Partnership to the Developer, except that the Developer may be reimbursed for such items from Designated Proceeds. No such advance of funds by the Developer shall change the interest of any partner or be credited to any partner's capital account or capital contribution for any purpose. Excess development costs shall be borne solely by the Developer in its capacity as the developer of the Apartment Complex.

     Section 4.  Limitations and Restrictions

     Notwithstanding any provisions of this Agreement, the Developer shall not take any action, expend any sum, make any decision, give any consent, approval, or authorization or incur any obligation with respects to any of the following matters unless and until the same has been approved by the General
Partners:

     (a) Approval of all construction and architectural contracts and all architectural plans, specifications and drawings prior to the construction of any improvements contemplated thereby, except for such matters as may be expressly delegated in writing to the Developer by the General Partners;

     (b) Any proposed change in the work of the construction of the Apartment Complex, or in the plans and specifications therefor as previously approved by the General Partners, or in the cost thereof, or any change which would affect the design, cost, value or quality of the Apartment Complex, except for such matters as may be expressly delegated In writing to the Developer by the General Partners; or

     (c) Expending an amount greater than the amount which the Developer in good faith believes the fair and reasonable market value at the time and place of contracting for any goods purchased or leased or services engaged on behalf of the Partnership or otherwise in connection with the Apartment
Complex.

      Section 5.  Accounts and Records

     (a) The Developer, on behalf of the Partnership, shall keep such books of account and other records as may be required and approvals by the General Partners, including, but not limited to, records relating to the costs for which construction advances have been requested and/or received. The Developer shall keep vouchers, statements, receipted bills and invoices and all other records, in the form approved by the General Partners, covering all collections, if any, disbursements and other data in connection with the Apartment Complex prior to final completion of construction. All accounts and records relating to the Apartment Complex, including all correspondence, shall be surrendered to the Partnership upon demand without charge therefor.

     (b) All books and records prepared or maintained by the Developer shall be kept and maintained at all times at the place or places approved by the General Partners, and shall be available for and subject to audit, inspection and copying by the management agent for the Apartment Complex, the General Partners or any representative or auditor therefor or supervisory or regulatory authority, at the times and in the manner set forth in the limited partnership agreement of the Partnership.

Section  6.  Compensation

     For its services in connection with the development of the Apartment Complex and the supervision of the construction of the Apartment Complex, the Developer and Community Support Programs, Inc. shall be entitled to receive, as and when the same is available from Designated Proceeds or any other source, but in no event later than December 31, 2000, a fee (the Development Fee) equal to $160,000, $72,000 of which has accrued previously for services rendered through May 1, 1998, prior to the date of this Agreement. The Development Fee will be or has been earned by Developer as follows:

     (i) Fifteen percent (15%) at such time as the Partnership shall have obtained satisfactory environmental, title and survey reports with respect to the Apartment Complex, obtained all necessary easements for off-site utilities relating to sanitary sewers and storm water run-off and obtained (or confirmed) all required zoning approvals to permit development of the Apartment Complex at the Apartment Complex site;

     (ii) Ten percent (10%) upon finalization of architectural and engineering service contracts and substantial completion of architectural and engineering drawings for the Apartment Complex and required off-site improvements;

     (iii) Ten percent (10%) upon finalization of construction management and general contractor agreements for the construction of the Apartment Complex;

     (iv) Ten percent (10%) upon obtaining a construction loan commitment and other commitments as required for the construction of the Apartment Complex;

     (v) Forty percent upon the Apartment Complex being 50% complete as evidenced by a certificate of the Apartment Complex architect to such effect;

     (vi) Fifteen percent (15%) upon the issuance of certificates of occupancy for all units in the Apartment Complex
(or local equivalent, or a certificate of substantial completion from the Apartment Complex architect if certificates of occupancy are not issued by the local governmental authorities.

     The parties confirm that the Development Fee was earned as of May 1, 1998 to the extent of $72,000 and upon the Developer having performed the following services for the Partnership (among other valuable services heretofore provided by the Developer to the Partnership):

     (i) Negotiation with the former land owner with respect to the contemplated development plans of the Partnership for the Apartment Complex. Confirmation and/or negotiation of zoning, utility availability and off-site easements as required for development of the Apartment Complex;

     (ii) Negotiation of engineering and architectural services agreements required for the development of the Apartment Complex;

     (iii) Overseeing the work of the architect and engineer in the preparation of design drawings for the development of the Apartment Complex and coordinating the same with the Partnership desired budget levels therefor;

     (iv) Negotiating, structuring and obtaining a construction loan commitment in an amount as required to enable the Apartment
Complex to be developed; and

     (v) Working with and finalizing agreement with various professionals in the acquisition, design, financing and implementation of the Apartment Complex.

     The Development Fee shall be paid as nearly as practicable to the date earned and in no event shall any portion of the Development Fee be paid later than December 31, 1999.

     Section 8.  Applicable Law

     This Agreement, and the application or interpretation hereof, shall be governed by and construed in accordance with the laws of the State.

     Section 9.  Binding Agreement

     This Agreement shall be binding on the parties hereto, their heirs, executors, personal representatives, successors and assigns and supersedes any prior agreement for the development of the Apartment Complex between the parties hereto.


Section 10. Headings

     All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

     Section 11. Terminology

     All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa as the context may require.

     Section 12. Benefit of Agreement

     The obligations and undertakings of the Developer set forth in this Agreement are made for the benefit of the Partnership and its partners and shall not inure to the benefit of any creditor of the Partnership other than a Partner, notwithstanding any pledge or assignment by the Partnership of this Agreement or any rights hereunder.

     IN WITNESS WHEREOF, the parities have caused this Agreement to be duly executed as of the date first written above.


PARTNERSHIP:				PECAN MANOR APARTMENTS
						PARTNERSHIP, A LOUISIANA
						PARTNERSHIP IN COMMENDAM

     					By:	M. Riemer Calhoun, Jr.
						Its:	Managing General Partner


						/s/ M. Riemer Calhoun, Jr.

     DEVELOPER:				M. RIEMER CALHOUN, JR.